Exhibit 16.1

March 20, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of The Spectranetics Corporation's Form 8-K dated March 20, 2012 and we agree only with the statements made concerning our firm. We are not in a position to agree or disagree with any other statements of the registrant contained therein.

Very truly yours,

Ehrhardt Keefe Steiner & Hottman PC